Exhibit 99.1

PAMRAPO BANCORP, INC. REPORTS 2009 RESULTS

BAYONNE, N.J., February 18, 2010 — Pamrapo Bancorp, Inc. (NASDAQ: PBCI) (the “Company”) today announced a net loss for the year ended December 31, 2009 and the fourth quarter ended December 31, 2009.

The net loss for the year ended December 31, 2009 amounted to $6.6 million or $1.34 per share, as compared to net income of $2.5 million or $0.49 per share for the year ended December 31, 2008. The net loss for the 2009 fiscal year was primarily due to a $9.1 million increase in total non-interest expenses and a $2.4 million increase in the provision for loan losses, partly offset by a $2.4 million decrease in income taxes. The $9.1 million increase in total non-interest expenses was primarily driven by a $5.0 million litigation loss reserve accrued in 2009, a $2.1 million increase in professional fees, a $1.4 million increase in FDIC premiums and $918,000 of merger related expenses.

The increase in professional fees during the 2009 fiscal year, as compared to the 2008 fiscal year, was predominately due to expenses incurred for legal, accounting and other professional services as a result of the federal grand jury investigation discussed below, fees paid to consultants that Pamrapo Savings Bank, S.L.A. (the “Bank”), the wholly owned subsidiary of the Company, engaged as a result of a cease and desist order issued by the Office of Thrift Supervision (the “OTS”), effective September 26, 2008.

FDIC premiums increased as a result of an increase in premium rates, the depletion of assessment credits previously in effect and a special assessment during the quarter ended June 30, 2009 of $270,000.

The increase in the provision for loan losses during the 2009 fiscal year, as compared to the 2008 fiscal year was primarily due to an increase in the Bank’s non-performing loans, which were $22.6 million at December 31, 2009 compared to $10.8 million at December 31, 2008.

The net loss for the fourth quarter of 2009 amounted to $3.4 million or $0.70 per share, as compared to a net loss of $124,000 or $0.03 per share for the same period in 2008. The net loss for the fourth quarter of 2009 was primarily due to an $885,000 decrease in total interest income, a $750,000 increase in the provision for loan losses, a decrease of $320,000 of non-interest income, an additional $2.0 million litigation loss reserve, a $761,000 increase in FDIC premiums and $918,000 of merger related expenses, which were partially offset by a $1.0 million decrease in interest expense and a $949,000 decrease in income taxes.

The Bank continues to be well-capitalized as of December 31, 2009 with a tier one capital ratio of 8.89% as compared to the minimum regulatory requirement of 4.0%.

Pamrapo’s book value per share at December 31, 2009 was $9.77.

As previously reported, the Bank received federal grand jury subpoenas from the U.S. Attorney’s Office for the District of New Jersey (“U.S. Attorney’s Office”). The subpoenas were issued to the Bank in connection with an ongoing investigation being conducted by the U.S. Attorney’s Office, the Internal Revenue Service, and the Department of Justice (the “DOJ”) regarding the Bank’s anti-money laundering and Bank Secrecy Act compliance during the period from 2003 to the end of 2008. Certain individuals, including the Bank’s senior officers and directors, have received grand jury testimony subpoenas in connection with this investigation. In addition, the Bank and its wholly-owned subsidiary, Pamrapo Service Corporation, have also received federal grand jury subpoenas from the U.S. Attorney’s Office relating to certain commissions paid to the manager of Pamrapo Service Corporation through the first quarter of 2009. The Bank has, and continues to fully cooperate with these ongoing investigations. It is anticipated that the investigation will be resolved in the first quarter of 2010.

Also, as previously reported, no penalties, either criminal or civil, have been imposed on the Bank to date as a result of the investigation. However, as first disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, it is probable that the Bank will incur monetary penalties in the form of fines and forfeitures as a result of these matters. Pursuant to FASB ASC 450, a company must accrue funds for a possible litigation loss if a loss is probable and the amount of the expected loss is reasonably estimable. As previously disclosed, the Bank accrued a $3.0 million litigation loss reserve in the second quarter of 2009.

As reported in a Form 8-K filed with the Securities and Exchange Commission on December 7, 2009, new information, which was not available as of the filing date of the Company’s Form 10-Q for the quarter ended September 30, 2009, came to light as a result of which the Bank determined that it was appropriate to accrue an additional $2.0 million litigation loss reserve to reflect a potential criminal forfeiture of $5.0 million. The additional reserve was recorded in the fourth quarter of 2009 and the Bank remains well capitalized after the charge.

Management of the Bank believes, based on discussions with DOJ, that the $5.0 million litigation loss reserve represents the maximum amount of the potential criminal forfeiture. However, any final resolution entered into between the Bank and all involved government agencies may result in additional losses. Such additional losses would relate to potential criminal fines that may be imposed separately by a court, and civil money penalties that may be imposed by the OTS, the Bank’s primary federal regulator, and Financial Crimes Enforcement Network, a part of the United States Treasury Department.

As previously disclosed, the Bank had a commercial loan of $1.9 million to a local hospital. In October 2006, $1.0 million of the total $3.0 million due on the loan was paid and the remaining contractual balance of approximately $1.9 million was secured by a mortgage on real estate. The repayment of the loan was subject to bankruptcy proceedings. In September 2008, the creditor’s committee for the hospital filed a complaint against the Bank seeking to recover the $1.0 million previously paid on the loan and to set aside the mortgage securing the $1.9 million still owed to the Bank, charging that the payment and the mortgage were “avoidable preferences.”

On June 9, 2009, the Liquidating Trustee for the hospital (who was substituted for the creditor’s committee for the hospital, as plaintiff) filed a motion providing for an auction sale of the two mortgaged properties to be sold free and clear of all liens, with liens to attach to the proceeds of sale. The Bank did not oppose the motion and the auction sale was held at a hearing on July 20, 2009. The U.S. Bankruptcy Court for the District of New Jersey, by orders dated July 23, 2009, approved separate bids to acquire the properties for a total of $1.6 million. The closings took place on August 5, 2009 and August 6, 2009, respectively. Net proceeds of the sale, after deducting taxes, real estate commissions and other closing costs, were approximately $1.5 million. In November 2009, the parties in the litigation filed motions for summary judgment.

On December 29, 2009 the Bankruptcy Court ruled in favor of the Bank and against the creditor’s committee motion and also ruled in favor of the Liquidating Trustee on the mortgage, ruling that the Bank does not have a security interest in the property. As a result, the Bank is deemed an unsecured creditor with a lower priority in the future distribution from the Liquidating Trustee, who will be entitled to the sum of approximately $1.5 million, which is currently held in escrow, along with other funds that are being held by the Liquidating Trustee pending the resolution of the bankruptcy proceedings. The Liquidating Trustee will distribute such funds, including the Bank’s proportion of its $1.9 million claim, at a yet to be determined date.

Based on the fact that the Bank is deemed an unsecured creditor with a lower priority in the future distribution from the Liquidating Trustee, the Company’s board of directors decided on January 20, 2010 to write off the remaining net loan balance of $941,000 as of December 31, 2009.

Pamrapo Bancorp, Inc. is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Jersey City, Hoboken, and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

COMPARATIVE STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In Thousands)

ASSETS	December 31, 2009	December 31, 2008
Cash and amounts due from depository institutions	$4,037	$4,117
Interest-bearing deposits in other banks	17,736	9,470

Cash and Cash Equivalents	21,773	13,587
Securities available for sale	712	771
Investment securities held to maturity	11,337	11,350
Mortgage-backed securities held to maturity	87,751	117,428
Loans receivable	421,049	437,554
Foreclosed real estate	384	426
Premises and equipment	2,615	2,929
Federal Home Loan Bank of New York stock	3,396	5,160
Interest receivable	2,650	2,884
Other assets	6,133	5,923

Total Assets	$557,800	$598,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$444,492	$443,999
Advances from Federal Home Loan Bank of New York	51,000	89,500
Advance payments by borrowers for taxes and insurance	3,261	3,282
Other liabilities	10,811	6,553

Total Liabilities	509,564	543,334

Stockholders’ Equity:
Preferred stock; 3,000,000 shares authorized; none issued and outstanding	—	—
Common Stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,935,542 shares outstanding for 2009 and 2008	69	69
Paid-in capital	19,340	19,340
Retained earnings	54,039	61,928
Accumulated other comprehensive loss	(1,672)	(3,119)
Treasury stock, at cost; 1,964,458 shares for 2009 and 2008	(23,540)	(23,540)

Total Stockholders’ Equity	48,236	54,678

Total Liabilities and Stockholders’ Equity	$557,800	$598,012

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In Thousands, except per share data)

	For the Year Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
Interest income
Loans	$25,915	$27,746	$6,457	$7,024
Mortgage-backed securities	4,658	5,647	1,039	1,377
Investments	929	851	226	228
Other interest-earning assets	225	970	62	40

Total Interest Income	31,727	35,214	7,784	8,669

Interest expense
Deposits	8,303	11,512	1,737	2,519
Advances and other borrowed money	3,188	3,893	694	919

Total Interest Expense	11,491	15,405	2,431	3,438

Net Interest Income	20,236	19,809	5,353	5,231
Provision for Loan Losses	4,025	1,630	1,800	1,050

Net Interest Income after Provision for Loan Losses	16,211	18,179	3,553	4,181

Non-Interest Income
Fees and service charges	1,120	1,240	298	284
Gain on sale of branch	492	—	0
Commissions from sale of financial products	89	859	2	346
Other	345	325	70	60

Total Non-Interest Income	2,046	2,424	370	690

Non-Interest Expenses
Salaries and employee benefits	8,013	7,910	2,109	1,973
Net occupancy expense of premises	1,224	1,292	291	303
Equipment	1,322	1,358	331	370
Advertising	202	243	60	51
Professional fees	4,885	2,798	1,013	1,262
Loss on foreclosed real estate	68	92	53	—
Federal Deposit Insurance premiums	1,449	71	761	21
Litigation loss reserve	5,000	0	2,000	0
Merger expenses	918	0	918	0
Other	2,479	2,656	609	845

Total Non-Interest Expenses	25,560	16,420	8,145	4,825

Income before Income Taxes	(7,303)	4,183	(4,222)	46
Income Taxes	(697)	1,724	(779)	170

Net Income (loss)	($6,606)	$2,459	($3,443)	($124)

Net Income (loss) per Common Share
Basic	($1.34)	$0.49	($0.70)	($0.03)
Diluted	($1.34)	$0.49	($0.70)	($0.03)

Weighted Average Number of Common Shares outstanding
Basic	4,935,542	4,970,788	4,935,542	4,956,629

Diluted	4,935,542	4,970,788	4,935,542	4,956,629

Dividends per Common Share	$0.26	$0.84	$0.00	$0.15

CONTACT

Robert A. Hughes

Investor Relations

201-339-4600